Amendment

to

Fund Accounting Addendum

For

Peachtree Alternative Strategies Fund

This Amendment revises the Fund Accounting Addendum (the “Addendum”) to the Master Services Agreement, dated November 7, 2016 (the “Agreement”) between Peachtree Alternative Strategies Fund (the “Trust”) and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Addendum to revise the services provided by Ultimus as described below:

1.	Section 2.2 (B) of the Addendum is deleted and replaced with the following:

2.2 (B) the Trust’s reports with the SEC on Forms N-CEN, N-PORT, and N-CSR.

Except as set forth is this Amendment, the Addendum is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Addendum, the terms of this Amendment will prevail.

The parties duly executed this Amendment as of October 9, 2018.

	Peachtree Alternative Strategies Fund		Ultimus Fund Solutions, LLC

By:	/s/ Ford Donohue	By:	/s/ Gary Tenkman
Name:	Ford Donohue	Name:	Gary R. Tenkman
Title:	President	Title:	President

Amendment

to

Fund Administration Addendum

For

Peachtree Alternative Strategies Fund

This Amendment revises the Fund Administration Addendum (the “Addendum”) to the Master Services Agreement, dated November 7, 2016 (the “Agreement”) between Peachtree Alternative Strategies Fund (the “Trust”) and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Addendum to revise the services provided by Ultimus as described below:

1.	Section 1.5 of the Addendum is deleted and replaced with the following:

1.5 prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-CEN and N-PORT (ii) Form N-PX (iii) tender offers on Schedule TO pursuant to Rule 13e-4 under the 1940 Act (iv) Section 16 filings, (v) fidelity bond filings and (vi) such other filings reasonably requested by the Trust.

Except as set forth is this Amendment, the Addendum is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Addendum, the terms of this Amendment will prevail.

The parties duly executed this Amendment as of October 9, 2018.

	Peachtree Alternative Strategies Fund		Ultimus Fund Solutions, LLC

By:	/s/ Ford Donohue	By:	/s/ Gary Tenkman
Name:	Ford Donohue	Name:	Gary R. Tenkman
Title:	President	Title:	President

Amendment to Fund Administration Fee Letter
For

Peachtree Alternative Strategies Fund

This Amendment (the “Amendment”), dated October 9, 2018, amends the “Fee Letter” to the Master Services Agreement, dated November 7, 2016 (the “Agreement”), between Peachtree Alternative Strategies Fund, a Delaware statutory trust (the “Trust”) and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the State of Ohio (“Ultimus” and collectively with the Trust, the “Parties”)

WHEREAS, the Parties entered into the Agreement and the Fee Letter;

WHEREAS, the Parties desire to amend the Fee Letter to add certain provisions as set forth below.

NOW, THERFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. A new section 1.3 is added as follows:

1.3.        Forms N-CEN and N-PORT

The trust agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act. The Trust further agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and for meeting the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)
Equity Funds*	Less than 11	$[ ] plus out of pocket charges
	Less than 500	$[ ] plus out of pocket charges
	501 to 2,000	$[ ] plus out of pocket charges
	Over 2,000	TBD
Fixed Income Funds	Less than 500	$[ ] plus out of pocket charges
	501 to 1,000	$[ ] plus out of pocket charges
	Over 1,000	TBD

*	Equity Fund is defined as any fund that has less than 25% debt exposure (which excludes cash, money market funds and ETFs) over the previous three-month period.

The Trust will reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

2. Except as set forth is this Amendment, the Fee Letter is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Fee Letter, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first above written.

	Peachtree Alternative Strategies Fund		Ultimus Fund Solutions, LLC

By:	/s/ Ford Donohue	By:	/s/ Gary Tenkman
Name:	Ford Donohue	Name:	Gary R. Tenkman
Title:	President	Title:	President